ASSIGNMENT OF RENTS, LEASES, AND SECURITY DEPOSITS

THIS  ASSIGNMENT,  entered into this 14th day of December, 2023, by and between the joint borrowers, Lifted Liquids, Inc., an Illinois corporation registered to do business in Wisconsin as a foreign business corporation, with an address of 5511 – 95th Avenue, Kenosha, Wisconsin and LFTD Partners, Inc., a Nevada corporation, with an address of 14155 Pine Island Drive, Jacksonville, Florida 32224 (collectively, “Assignor”), and Surety Bank, a Florida corporation, with an address of 990 N. Woodland Blvd., DeLand, Florida 32720 (“Assignee”);

W I T N E S S E T H

WHEREAS, contemporaneously with execution of this Assignment, Assignor has borrowed certain funds from the Assignee and granted the Assignee a mortgage in the property located at 5511 – 95th Avenue, Kenosha, Wisconsin 53144 (the “Property”); and

WHEREAS, Assignor and Assignee have agreed that Assignor will assign all its rights, title, and interest in, to, and under any and all leases and agreements for the use or occupancy of the Property to Assignee.

NOW, THEREFORE, for value received and in consideration of the mutual premises and agreements set forth in this Assignment, the parties agree as follows:

1.Assignor by this Assignment sells, assigns, and transfers to Assignee all of Assignor’s rights, title, and interest in, to, and under any and all leases or agreements for the use or occupancy of the whole or any part of the Property (all such leases and agreements, even those leases or agreements that are entered into in the future, are hereinafter collectively referred to as the “Leases”); together with all rents, earnings, income, and profits arising from the Property or from the Leases, and all other sums becoming due under or pursuant thereto; together with any and all guaranties under any of the Leases; together with all rights, powers, privileges, options, and other benefits of Assignor, as landlord, under the Leases.

2.Assignor by this Assignment represents and warrants to Assignee that Assignor has good right and authority to make this Assignment; that Assignor has not alienated, assigned, pledged, or otherwise disposed of or encumbered any Leases, or any of the sums due or to become due under any Leases; and that Assignor has not performed any acts or executed any other instruments that might prevent Assignee from operating under any of the terms and conditions of this Agreement or that would limit Assignee in such operation.

3.Assignor further represents and warrants to Assignee that Assignor has not accepted or collected rent or any other payments under any Lease for any period subsequent to the current period, for which such rent or other payment has already become due and payable, that have not been credited to Assignee on the closing statement, executed this date, for the conveyance of the Property from Assignor to Assignee; that there is no default under any Lease now existing; and that no event has occurred nor is continuing that, with the lapse of time and the giving of notice or both, would constitute any event of default under any Lease.

4.Assignor by this Assignment also covenants and agrees, upon the request of Assignee, to execute and deliver to Assignee such further instruments, and to do and perform such other acts as Assignee may reasonably request, to make this Assignment effective, including without limitation the execution of such additional assignments that shall be deemed necessary by Assignee to effectively vest in Assignee all rents, income, and profits from any and all Leases.

5.Assignor by this Assignment also assigns and conveys to Assignee any and all interests that Assignor may have in those security deposits held by Assignor.

6.Assignor by this Assignment consents to, irrevocably authorizes, and directs tenants under the

Leases and any successors to the interests of such tenants to pay to Assignee the rents and other amounts due or to become due under the Leases.

7.Assignee by this Assignment agrees to assume and perform all of Assignor’s obligations as landlord under all the Leases and further agrees to indemnify and hold harmless Assignor from any loss or expense arising out of nonperformance of any such obligation by Assignee from and after the date of this Assignment. Assignor agrees to indemnify and hold harmless Assignee from and against any loss or expense arising out of nonperformance by Assignor of any of its obligations under the Lease before the date of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement or caused the same to be executed as of the day, month, and year first above written.

ASSIGNOR: /s/ William C. Jacobs

Lifted Liquids, Inc.,

by: William C. Jacobs, President

/s/ William C. Jacobs

LFTD Partners, Inc.,

by: William C. Jacobs, President

ASSIGNEE: /s/ Brian Peters

Surety Bank,

by: Brian Peters, CFO

State of Florida                          )

Volusia County                          )

Personally came before me this     14th         day of December, 2023, the above-named William C. Jacobs, to me known to be the person who executed the foregoing instrument and acknowledged the same.

/s/ Paula Yoculan

Name: Paula Yoculan

Notary Public, State of Florida

My commission

State of Florida                          )

Volusia County                          )

Personally came before me this     14th         day of December, 2023, the above-named, Brian Peters, to me known to be the person who executed the foregoing instrument and acknowledged the same.

/s/ Paula Yoculan

Name: Paula Yoculan

Notary Public, State of Florida

My commission